Exhibit 1

TRUSTEE'S DISTRIBUTION STATEMENT

To the Holders of:
Repackaged American General Floating Rate Trust Certificates, Series 2003-1
*CUSIP:	76027YAA2

In accordance with the Standard Terms for Trust Agreements, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending July 15, 2008.

INTEREST ACCOUNT

Balance as of	April 15, 2008.....	$0.00
	Swap Receipt Amount.....	$114,247.85
	Scheduled Income received on securities.....	$562,500.00
	Unscheduled Income received on securities.....	$0.00

LESS:
	Swap Distribution Amount.....	-$562,500.00
	Distribution to Holders.....	-$114,247.85
	Distribution to Depositor.....	-$0.00
	Distribution to Trustee.....	-$0.00
Balance as of	July 15, 2008.....	$0.00

PRINCIPAL ACCOUNT

Balance as of	April 15, 2008.....	$0.00
Scheduled principal payment received on securities.....		$0.00

LESS:
Distribution to Holders.....		-$0.00
Balance as of	July 15, 2008.....	$0.00

UNDERLYING SECURITIES HELD AS OF July 15, 2008

Principal Amount	Title of Security
$15,000,000	American General Corporation 7 ½% Notes due July 15, 2025
	*CUSIP:	026351AU0

CREDIT SUPPORT HELD AS OF	July 15, 2008

Notional Amount	Title of Security
$15,000,000	Swap Agreement Dated as of July 2, 2003 between the Trust and Lehman Brothers Derivative Products Inc.

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness.  It is included solely for the convenience of the Holders.